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                       EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), dated as of July 1, 1995, is by and between Vari-Lite Holdings, Inc. (the "Company") and H. R. Brutsche III (the "Executive").

                       W I T N E S S E T H:

     WHEREAS, the Company and its subsidiaries are engaged in the business of manufacturing and leasing automated lighting and sound reinforcement equipment; and

     WHEREAS, the Executive is experienced and knowledgeable in the Company's business and currently serves as the Company's President and Chief Executive Officer; and

     WHEREAS, the Company is interested in continuing to employ the Executive and the Executive is interested in continuing to work for the Company; and

     WHEREAS, the Executive and the Company desire to enter into a written agreement governing the terms and conditions of the Executive's employment, including, without limitation, the compensation paid to the Executive, the duration of the Executive's employment and the protection of the Company's confidential information, business, accounts, patronage and goodwill; and

     WHEREAS, this Agreement will supersede and replace all prior employment agreements between the Company and the Executive;

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1. EMPLOYMENT. The Company hereby employs the Executive on the terms and conditions set forth below. The Executive hereby accepts such employment and agrees that he will at all times act and discharge his duties and utilize his skills in the best interests of the Company.

2. POSITION AND DUTIES. The Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall also serve as the Chairman of the Board of Directors of the Company and shall serve on the Executive Committee and other committees of the Board of Directors as shall be determined by the Board of Directors. The Executive shall discharge the duties of his office or offices as described in the Company's Bylaws and as otherwise determined from time to time by the Board of Directors; provided, however, that such duties shall be reasonably commensurate with the duties of a president or chief executive officer of a corporation. The Executive shall devote his full working time, best efforts and undivided attention to the Company's business and affairs.
     The Executive may, however, devote reasonable periods of time to engage in charitable and community activities and manage his personal investments, to the extent that such activities are not inconsistent with and do not detract from the performance of his duties and responsibilities hereunder.

3. LOCATION OF EMPLOYMENT. The Executive's office and principal place of business in carrying out his duties hereunder shall be at the Company's corporate headquarters in Dallas, Texas and the Executive's location of employment shall not be changed without the Executive's written consent. The Executive will give reasonable consideration to any proposed change in the location of his employment if such change would serve the best interests of the Company.

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4.   TERM.  The Executive's employment under this Agreement shall be for a term of five years commencing as of the date first above written (the "Commencement Date"), provided that such term shall automatically be extended by one year for each complete year served by the Executive. The term as originally set forth or as automatically extended is referred to hereinafter as the "Employment Term."

5. COMPENSATION. In consideration of the services to be performed by the Executive hereunder, the Company shall pay the Executive as follows:

     (a) BASE SALARY. The Company shall pay the Executive an annual salary of $433,000 (the "Base Salary"). The Base Salary shall be payable bi-monthly on the 15th and the last day of each month in equal installments. The Compensation Committee of the Board of Directors shall conduct an annual review of the Base Salary; the first review shall be conducted not later than November 1, 1996, and the subsequent reviews shall be conducted not later than November 1 of the following years during the Employment Term. The Executive shall be entitled to such increases in the Base Salary, if any, that may be determined by the Board of Directors in its sole discretion pursuant to such annual reviews. In no event shall the Base Salary, as it may be increased from time to time in accordance with this Section 5, be reduced.

     (b) ANNUAL INCENTIVE COMPENSATION. The Executive shall be eligible to receive annual incentive compensation (the "Annual Incentive Compensation") in accordance with the plans established or to be established for officers or directors of the Company.

     (c) LONG-TERM INCENTIVE COMPENSATION. The Executive shall be eligible to receive long-term incentive compensation (the "Long-Term Incentive Compensation") in accordance with the plans established or to be established for officers or directors of the Company.

     (d) DEFERRED COMPENSATION. The Executive shall be entitled to receive deferred compensation (the "Deferred
          Compensation") in accordance with the plans established or to be established for officers or directors of the Company.

     (e) ANNUAL BONUS FOR TERM LIFE INSURANCE. The Executive shall be entitled to receive an annual bonus in an amount equal to the sum of (i) the annual premiums payable under Term Life Insurance Policy No. 4114972 from Transamerica Occidental Life Insurance Company and owned by the H.R. Brutsche III Insurance Trust, or any substitute life insurance policy owned by the Executive or a designated owner in replacement thereof and approved by the Company, and (ii) an additional amount such that the net amount of such bonus retained by the Executive or for his benefit, after deduction of any federal, state or local income tax payable by the Executive thereon, shall be equal the amount in clause (i) above. Such bonus shall be paid to the Executive as and when such premiums are due.

     (f) LIFE INSURANCE. The Executive shall be entitled to receive life insurance benefits (including the right to designate one or more beneficiaries) under the Company's Group Life Insurance Policy, Policy No. 100-0399-046, from Phoenix Home Life or any additional or substitute life insurance policy, plan or program hereafter obtained or established for, or made available to, officers or directors of the Company (collectively

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          referred to in this Agreement, as they may be changed or
          revised consistent with this Agreement, as the "Life Insurance
          Plan").

     (g) DISABILITY INSURANCE. The Executive shall be entitled to receive disability insurance benefits under (i) the Company's Group Disability Insurance Policy, Policy No. 100-0399-013, from Phoenix Home Life, (ii) Disability Insurance Policy, Policy No. G556342, from Guardian Life Insurance Company, (iii) Disability Income Policy, Policy No. 9412790, from Massachusetts Mutual Life Insurance Company, (iv) Income Replacement Policy, Policy No. 003002955, from United Life and Accident Insurance Company and (v) any additional or substitute disability insurance policy, plan or program hereafter obtained or established for, or made available to, officers or directors of the Company (collectively referred to in this Agreement, as they may be changed or revised consistent with this Agreement, as the "Disability Insurance Plan"); provided, however, that at any time during the Employment Term the terms of any such disability insurance policies, plans or programs shall be equivalent to or exceed the terms, taken as a whole, of the policies described in clauses (i), (ii), (iii) and
          (iv) above, as currently in effect or, if obtained after the Commencement Date, in effect as of the date obtained, and the aggregate benefits payable under any such policies, plans or programs shall be in an amount equal to or exceeding 59% of the Executive's Base Salary at the rate then in effect.

     (h) SPLIT-DOLLAR INSURANCE. The Executive shall be eligible, directly or indirectly through a designated owner, to receive benefits (including the right to designate one or more beneficiaries) under (i) Life Insurance Policy No.
          8592771 from Massachusetts Mutual Life Insurance Company and any agreement or instrument between the Company and the designated owner of such policy with respect to such policy, (ii) Life Insurance Policy No. 67127331 from John Hancock Mutual Life Insurance Company and any Split-Dollar Life Insurance Agreement and Assignment of Life Insurance Policy as Collateral between the Company and the designated owner of such policy with respect to such policy and (iii) any additional or substitute split-dollar insurance policy, plan or program hereafter obtained or established for, or made available to, officers or directors of the Company; provided, however, that at any time during the Employment Term the terms of any such split-dollar insurance policies, plans or programs shall be equivalent to or exceed the terms, taken as a whole, of the policies described in clauses
          (i) and (ii) above, as currently in effect.

6.   EMPLOYEE BENEFITS.

     (a) BENEFIT PLANS OR OTHER ARRANGEMENTS. In addition to the benefits required by Section 5 of this Agreement, subject to meeting eligibility provisions, the Executive shall be entitled to participate in all employee benefit plans of the Company, and to receive such other employee benefits as are available to the Company's officers generally, as such benefits may exist from time to time, including, for example and without limitation, group health, disability and life insurance benefits and participation in the Company's profit sharing, stock purchase and stock option plans.

     (b) VACATION AND SICK LEAVE. The Executive shall be entitled to receive the number of days of vacation and sick leave determined pursuant to vacation and sick leave plans established from time to time by the Company.

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     (c)  FRINGE BENEFITS.  The Company shall provide the Executive with an automobile allowance of $1,000 per month and such other fringe benefits as are or may be generally provided to officers or directors of the Company and such other benefits as the Board of Directors may, from time to time, in its sole discretion, determine.

7.   BUSINESS EXPENSES.

     (a) OUT-OF-POCKET EXPENSES. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the conduct of the Company's business, provided that the Executive submits expense accounts accompanied by receipts and vouchers within 12 months following the expenditures.

     (b)  FIRST CLASS AIR TRAVEL.  The Company shall provide the
          Executive with domestic first class air travel via upgrade coupons and business class for overseas travel in connection with the performance of his duties hereunder.

8. TAXES. All compensation to the Executive hereunder shall be subject to applicable employment and withholding taxes. The Executive shall be responsible for any taxes resulting from a determination that any portion of any benefits supplied to the Executive hereunder may be reimbursing personal as well as business expenses.

9. TERMINATION. The Executive's employment may be terminated by either party at any time in accordance with the following provisions. In the event of such termination, the Executive's rights and entitlements shall be determined in accordance with the following provisions.

     (a) DEATH. Notwithstanding any other provision to the contrary, if the Executive dies, the Executive's employment hereunder shall terminate as of the date of death. Upon termination due to the Executive's death, the Executive's estate shall receive the Base Salary at the rate in effect at the time of the Executive's death through the end of the month in which the death occurs. The Executive's estate shall also be entitled to receive a pro rata portion of the Annual Incentive Compensation, if any, the Executive would have received for the fiscal year in which he died. All other benefits, if any, due the Executive following the Executive's termination of employment on account of death shall be determined in accordance with Sections 5, 6, and 7 and with the plans, policies and practices of the Company, as such may be amended or supplemented by the terms of this Agreement. For purposes of determining a pro rata portion of the Annual Incentive Compensation under this Section 9, the amount shall be calculated in accordance with the provisions of each applicable Annual Incentive Compensation plan, but shall be based on the actual results of the Company from the beginning of the fiscal year through the date of death plus the projected results of the Company for the remainder of the fiscal year as of the date of death.

     (b) DISABILITY. If the Executive suffers a Permanent Disability (as defined below), the Company may terminate his employment by written notice effective as of the Date of Disability (as defined below). If the Executive's employment is terminated by reason of a Permanent Disability, from the Date of Disability until the end of the Employment Term, the Company shall pay to the Executive his Base Salary at the rate then in effect, less any disability benefits which the Executive receives pursuant to any disability insurance policy, plan or program purchased or maintained by the Company.

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          For the purpose of this Agreement, "Permanent Disability"
          shall mean the inability to perform the services required hereunder due to mental or physical disability which prevents the Executive from substantially performing his duties hereunder and continues for either (i) a total of 180 working days during any 12-month period or (ii) 150 consecutive working days. "Date of Disability" shall mean the date following the last of such days to so occur. If either party disputes, after notice from the other, that the Executive is disabled, such dispute shall be submitted to a physician mutually satisfactory to the Executive and the Company. If the parties are unable to agree on a mutually satisfactory physician, each shall select a reputable physician, who shall select a third physician whose determination of the Executive's ability to perform shall be conclusive and binding on the parties. Evidence of such disability, as so certified, shall be conclusive notwithstanding that a disability policy, or clause in an insurance policy, covering the Executive shall contain a different definition of "permanent disability." The Company shall pay the fees and expenses of each physician so appointed.

          If the Company's group health insurance plan is fully insured as of the Date of Disability and thereafter, the Company shall allow the Executive to continue participation in the Company's group health insurance plan at the Company's expense through the end of the Employment Term. If the Company's group health insurance plan is self-insured as of the Date of Disability, or becomes self-insured after the Date of Disability, then
          (x) until the expiration of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (the "COBRA Continuation Coverage") (currently 18 months or 29 months depending on the nature of the Permanent Disability), the Company shall allow the Executive to continue participation in the Company's group health insurance plan at the Company's expense and
          (y) after the expiration of COBRA Continuation Coverage until the end of the Employment Term, the Company shall
          (A) pay the cost of an individual health insurance policy for the Executive with the same or better coverage as provided under the Company's group health insurance plan as of the date of termination, or (B) if an individual policy cannot be obtained, provide comparable coverage in another manner reasonably acceptable to the Executive.

     (c) FOR CAUSE. The Company may terminate the Executive's employment for Cause (as defined below) at any time, without any additional notice. The Company shall inform the Executive as to the grounds for such termination.

          If the Executive's termination is for Cause, the Executive shall not be entitled to damages for such termination and shall have no claim for such damages, and shall be entitled after such termination to receive the Base Salary only for services rendered through the date of termination. The Executive shall also be entitled to
          (i) a pro rata portion of the Annual Incentive Compensation, if any, he would have received for the year in which he was terminated (computed as provided in Subsection (b) above) and (ii) a payment for unused vacation time in the year in which he was terminated as determined pursuant to the Company's vacation and sick leave plans in effect at the time of termination.

          For purposes of this Agreement, "Cause" shall mean (i) the willful, continued and material failure by the Executive to follow the reasonable and lawful directions of the Board of Directors in connection with the Executive's duties hereunder or to comply with any provision of this Agreement, but only after (1) the Chairman of the Executive Committee of the Board of Directors ("Executive Committee") (or, if the Executive is the Chairman,

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          another member of the Executive Committee elected by the
          member or members thereof other than the Executive), pursuant to resolutions adopted by a majority of the members of the Executive Committee (excluding the Executive if he is a member of the Executive Committee), delivers a written demand to the Executive for substantial performance specifically setting forth the manner in which the Executive Committee believes the Executive has failed to follow such directions or to comply with this Agreement and (2) the failure to follow such directions or to comply with this Agreement continues for a period of 30 days; (ii) the Executive's gross negligence or intentional misconduct in the performance of his duties hereunder; (iii) the Executive's conviction of a felony; (iv) the commission by the Executive of any act involving embezzlement or fraud; or (v) the Executive's habitual absenteeism not related to disability or illness, but only after written notice from the Executive Committee on two occasions, as determined by the Executive Committee in good faith, of such habitual absenteeism and the occurrence of such habitual absenteeism for a third time during any consecutive 12-month period.

     (d) WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION. The Company may terminate the Executive's employment for other than death, disability, Cause or Change of Control (as defined below) upon 30 days prior written notice.

          If at any time during the Employment Term, an event of Constructive Termination (as defined below) occurs, then the Executive shall have the right, upon 30 days prior written notice to the Company, to terminate his employment hereunder. Such termination shall be deemed a "Constructive Termination" of the Executive by the Company.

          In addition to any other rights of the Executive, if termination is (i) by the Company for other than death, disability, Cause or Change of Control, or (ii) on the basis of a Constructive Termination, from the date of termination until the end of the Employment Term, the Company shall pay to the Executive his Base Salary at the rate then in effect. In the event of such termination, the Executive shall not be required to mitigate damages by seeking other employment or otherwise; however, the amount paid by the Company shall be reduced by any compensation earned by the Executive from another employer.

          For purposes of this Agreement, "Constructive
          Termination" means the following:

          (i) the continued and material failure of the Company to comply with its covenants and obligations under this Agreement, but only after (A) the Executive delivers written demand to the Company for substantial performance specifically setting forth the manner in which he believes the Company has so failed to comply with its covenants and obligations and (B) such material failure continues for a period of ten days;

          (ii) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, titles and reporting requirements), duties or responsibilities as contemplated in Section 2 of this Agreement, which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

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          (iii) a change by the Company in the Executive's
                location of employment as contemplated by
                Section 3 of this Agreement without the
                consent of the Executive;

          (iv) any purported termination by the Company of the Executive's employment other than as expressly permitted by this Agreement; or

          (v) any failure by the Company to comply with and satisfy Section 13(c)(iii) of this Agreement, provided that the successor referred to therein has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 13(c)(iii).

     (e) CHANGE OF CONTROL. Upon 30 days prior written notice to the other party stating the grounds for such termination, either the Company or the Executive may terminate the Executive's employment as the result of a Change of Control.

          A "Change of Control" shall be deemed to have occurred if
          (i) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company; (ii) the Company sells all or substantially all of its assets to another corporation, which is not a wholly-owned subsidiary of the Company; (iii) any person or group within the meaning of the Securities Exchange
          Act of 1934, as amended, acquires (together with voting securities of the Company held by such person or group)
          30% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) pursuant to any transaction or combination of transactions; (iv) there is a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation
          14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirements; or (v) the individuals who, at the beginning of any period of twelve consecutive months, constituted the Board of Directors cease, for any reason, to constitute at least a majority thereof, unless the nomination for election or election by the Company's shareholders of each new director of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved. Notwithstanding the foregoing, however, a Change of Control shall not be deemed to have occurred upon the consummation of an initial public offering of the Company's capital stock or the issuance of capital stock by the Company approved by a vote of at least two-thirds of the directors then in office.

          If the Executive's employment is terminated as a result of a Change of Control or if the Executive elects to terminate his employment as the result of a Change of Control at any time within two years after the Change of Control, the Executive shall be entitled to the compensation and benefits provided below:

          (i) From the date of termination until the end of the Employment Term, the Company shall pay to the Executive his Base Salary at the rate then in effect.

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          (ii) In lieu of shares of capital stock of the Company
               issuable upon the exercise of exercisable or unexercisable stock based incentives (which stock based incentives shall be cancelled upon the making of the payment referred to below), the Company shall pay the Executive in cash, not later than the tenth day following the date of termination, an aggregate amount equal to the product of (A) the difference (to the extent that such difference is a positive number) obtained by subtracting the per share exercise price of each stock based incentive held by the Executive, whether or not then fully exercisable, from the higher of (x) the market price per share or (y) the highest price per share actually paid in connection with any Change of Control, and (B) the number of shares covered by each such stock based incentive.

         (iii) If the Company's group health insurance plan is fully insured as of the date of termination and thereafter, the Company shall allow the Executive to continue participation in the Company's group health insurance plan at the Company's expense until he has obtained other employment, but in any event not longer than the end of the Employment Term. If the Company's group health insurance plan is self-insured as of the date of termination, or becomes self-insured after the date of termination, (x) then until the first to occur of the expiration of COBRA Continuation
               Coverage (currently 18 months) or the
               Executive obtaining other employment, the
               Company shall allow the Executive to continue participation in the Company's group health insurance plan at the Company's expense and
               (y) if the Executive has not obtained other employment after the expiration of 18 months from the date of termination, then until the first to occur of the Executive obtaining other employment or the end of the Employment
               Term, the Company shall pay the cost of an individual health insurance policy for the Executive with the same or better coverage as provided under the Company's group health insurance plan as of the date of termination.

          (iv) The Executive shall be entitled to continue to participate under the Disability Insurance Plan and the Life Insurance Plan until he has obtained other employment, but in any event not longer than the end of the Employment Term.

          The amounts to be paid to the Executive pursuant to clauses (i) and (ii) above shall be referred to herein as the "Severance Payments."

     (f) CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. If Severance Payments pursuant to Section 9(e) of this Agreement become subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments (and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 9(f)), shall be equal to the Severance Payments.

          (i) For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any other payment or benefit received or to be received by the Executive in connection with a Change of Control and the subsequent termination of the Executive's employment (whether such termination is pursuant to the terms of this Agreement

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               or any other plan, arrangement or agreement with the
               Company, with any other person whose actions resulted in the Change of Control or with any person affiliated with the Company or such other person) shall be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments (including by reason of Section 280G(b)(4)(A) of the Code) or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as determined according to Section 280G(b)(3) of the Code, any final or temporary regulations promulgated under
               Section 280G of the Code and any interpretations thereof by the Internal Revenue Service) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (B) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Severance Payments and (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (A) above), and
               (C) the value of any non-cash benefit, deferred payment or other benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          (ii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Executive's termination of employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise
               Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction
               (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up
               Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section
               1274(b)(2)(B) of the Code. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up
               Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments.

     (g)  TIME FOR PAYMENT.  Except as otherwise provided in this
          Section 9, the Company shall pay (a) any Base Salary due to the Executive or his heirs or legal representatives under this Section 9 on the Company's regularly scheduled paydays and (b) any Annual Incentive Compensation payments due to the Executive or his heirs or legal representatives under this Section 9 within 30 days from the date of termination.

10.  ADDITIONAL OBLIGATIONS OF THE EXECUTIVE DURING AND AFTER
     EMPLOYMENT.

     (a) CONFIDENTIAL INFORMATION; RECORDS. The Executive recognizes that the Executive's retention by the Company is one of the highest trust and confidence by reason of the Executive's access to and contact with certain trade secrets, confidential business practices and proprietary information of the Company (collectively, "Trade Secrets"). The Executive shall use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets. Except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of his employment or thereafter, directly or indirectly, use for the Executive's own benefit or for the benefit of another, or disclose, disseminate or distribute to another, any of the Trade Secrets (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with another) of the Company or of any other person with whom the Company has a business relationship. All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by the Executive during the term of his employment arising out of, in connection with or related to any activity or business of the Company (other than records and personal notes received or prepared by Executive in his capacity as a director of the Company) are and shall continue to be the sole and exclusive property of the Company, and shall, together with all copies thereof, be delivered to the Company by the Executive immediately when the Executive ceases to be employed by the Company, or at any other time upon the Company's demand.

     (b) NONCOMPETITION AGREEMENT. The Executive acknowledges and agrees that as a result of his employment with the Company, including, without limitation, the experience he has gained and will gain therefrom and the information he has acquired and will acquire regarding the Trade Secrets, he will be able to injure the Company if he should engage in a business that is competitive with the business conducted or to be conducted by the Company.
          For these reasons, the Executive hereby agrees as follows:

          (i) Without the prior written consent of the Company, the Executive shall not, during his period of employment with the Company, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity,
               (A) invest (other than investments in
               publicly-owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with that of the Company or its affiliates, (B) accept employment with or render services to a competitor of the Company or any of its affiliates as a director, officer, agent, employee or consultant, (C) contact, solicit, or attempt to solicit or accept business from any
               (1) customers of the Company or its affiliates or
               (2) person or entity whose business the Company or its affiliates is soliciting, (D) contact, solicit or attempt to solicit or accept or direct business that is competitive with such business being conducted by the Company or any of its affiliates during the Executive's employment under this Agreement from any of the customers of the Company or any of its affiliates or (E) take any action inconsistent with the fiduciary relationship of an employee to his employer. For purposes of this
               Section 10, a "competitor" specifically includes persons, firms, sole proprietorships, partnerships, companies, corporations or other entities that market products and/or perform services in direct or indirect competition with the products marketed and/or services performed by the Company or its affiliates anywhere in the world. Without limiting the generality of the foregoing, the Company's products and services include, but are not limited to, professional and architectural lighting, sound reinforcement, stages and stage sets, design and production management and other similar products and services for concert touring, theatre, television and film, corporate events and conventions, commercial buildings and similar markets. As used in this Section 10, "affiliates" shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company.

          (ii) Upon termination of the Executive's employment with the Company for any reason, and for a period of two years thereafter, the Executive shall not, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, in any geographic market in which the Company or any of its affiliates is doing business on the date of termination (A) invest (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with that of the Company or its affiliates, (B) accept employment with or render services to a competitor of the Company or its affiliates as a director, officer, agent, employee or consultant, (C) contact, solicit or attempt to solicit or accept business from any party (1) who, on the date of termination of the Executive's employment or within one year prior thereto, was a customer of the Company or its affiliates, or
               (2) to whom the Company or any of its affiliates has made, or from whom the Company or any of its affiliates has received, a written sales proposal within six months prior to such date of termination or (D) hire or solicit or in any manner attempt to influence or induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, or use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of employees of the Company or its affiliates. Notwithstanding the foregoing, if the Executive's employment terminates for any reason and the Company fails to perform timely its obligations under Section 9 of this Agreement, the Executive's obligations under this Section 10(b) shall permanently terminate; provided, however, that the Company shall not thereby be released of its obligations under this Agreement, including, without limitation, its payment obligations under
               Section 9.

     (c) ACKNOWLEDGEMENTS. The Executive acknowledges and recognizes that the enforcement of any of the nondisclosure and noncompetition provisions in Section 10 of this Agreement by the Company will not interfere with the Executive's ability to pursue a proper livelihood.
          The Executive further represents that he is capable of pursuing a career in other industries to earn a proper livelihood. The
          Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and goodwill of the Company.
          The Executive agrees that due to the nature of the Company's business, the noncompetition restrictions set forth in this Agreement are reasonable as to time and geographic area.
          At any time during the Executive's employment with the Company and for a period of two years thereafter, the Company may request the Executive to supply such information as the Company deems necessary to ascertain whether or not the Executive has complied with, or has violated, the restrictive covenants of Section 10 of this Agreement. The Executive shall furnish the requested information to the Company within ten days following the receipt of such request.

     (d) REMEDIES. The Executive recognizes and acknowledges that the ascertainment of damages in the event of his breach of any provision of this Section 10 would be difficult, and the Executive agrees that the Company, in addition to all other remedies it may have, shall have the right to specific performance or injunctive relief to enforce its terms if there is such a breach, without any requirement to post bond or other security.

     (e) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 10 shall survive any termination of the Executive's employment under this Agreement.

11. NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and shall be either (i) delivered in person, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid,
     (iii) delivered by overnight express delivery service or same-day local courier service or (iv) delivered by facsimile transmission, to the addresses set forth below.

     If to Company:           Vari-Lite Holdings, Inc.
                              201 Regal Row
                              Dallas, Texas  75247
                              Facsimile:  (214) 630-5867

     If to Executive:         H. R. Brutsche III
                              5146 Kelsey
                              Dallas, Texas  75229
                              Facsimile:  (214) 363-4113

     Notices delivered personally, by overnight express delivery, local courier or facsimile shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing. Any party may change its address for notice by written notice in accordance with this Section given to the other parties.

12. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement (including, without limitation, whether termination has been for "Cause" pursuant to Section 9(c)) shall be settled by binding arbitration. Any such arbitration proceedings shall be conducted as follows:

     (a) Arbitration shall be conducted by three arbitrators, one to be selected by each of the parties and the third to be designated by the two arbitrators so selected. If the two arbitrators cannot agree on the third arbitrator, the American Arbitration Association in Dallas, Texas, where the arbitration shall take place shall select the third arbitrator.

     (b) The arbitration shall follow the Employment Arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with Texas rules of evidence, shall grant essential but limited discovery, shall provide for the exchange of witness lists and exhibit copies, shall conduct a pretrial hearing and shall consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

     (c) The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party will cooperate with the arbitrators to comply with procedural time requirements, and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party.

     (d) The majority decision of the arbitrators shall contain findings of facts on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties, and accordingly the Company and the Executive shall promptly comply with the terms of such award, and a judgment by a court of competent jurisdiction may be entered in accordance therewith.

     (e) The fees and expenses of the arbitrators in connection with the resolution of disputes pursuant hereto shall be borne by the party who does not prevail in the arbitration.

     (f) The Company and the Executive hereby consent to the jurisdiction of the courts of the State of Texas for purposes of entering judgment with respect to an arbitration award.

13.  MISCELLANEOUS PROVISIONS.

     (a) ENTIRE AGREEMENT. This Agreement replaces and supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire understanding of the parties.

     (b) COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

     (c)  SUCCESSORS AND ASSIGNS.

          (i) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Executive and the Executives legal representatives. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

          (ii) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns. The Company shall have the right to assign this Agreement to a parent, affiliate or subsidiary corporation or to any corporation succeeding to substantially all of the assets and business of the Company whether by merger, consolidation, acquisition or otherwise.

          (iii) The Company shall require any successor (whether direct or indirect, by merger, consolidation, acquisition or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

     (d) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties hereunder will be performable in Dallas, Dallas County, Texas.

     (e) AMENDMENT. This Agreement may be amended, or a new agreement substituted, at any time and from time to time only by a written instrument duly authorized and executed by the Company and the Executive.

     (f) WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof.

     (g) PARTIAL INVALIDITY AND SEVERABILITY. If any one or more of the provisions contained in this Agreement for any reason is held to be illegal, invalid or unenforceable, the illegality, invalidity or unenforceability will not affect, impair or invalidate any other provision of this Agreement, which will be construed as if the illegal, invalid, or unenforceable provision had not been contained in this Agreement and, in lieu of each illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable. In addition, however, the Executive agrees that the provisions of Section 10 of this Agreement each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of the Executive contained in
          Section 10.

     (h) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.


         [THE NEXT FOLLOWING PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                   COMPANY:

                                   Vari-Lite Holdings, Inc.



                                   By:/s/ Michael P. Herman
                                      ------------------------------------
                                   Michael P. Herman
                                   Vice President-Finance



                                   EXECUTIVE:



                                   /s/ H. R. Brutsche III
                                   ---------------------------------------
                                   H. R. Brutsche III


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